     APPENDIX (this "APPENDIX") dated December 30, 1997 to LEASE AGREEMENT (the "LEASE AGREEMENT" and, together with this Appendix, the "LEASE") dated as of, December 30, 1997 between BA LEASING & CAPITAL CORPORATION ("LESSOR") and MIDDLEBY MARSHALL INC., a Delaware corporation ("LESSEE"). Capitalized terms not defined herein shall have the meanings given such terms in the body of the Lease.

A.   UNITS.

     The Units to be leased under the Lease Agreement by this Appendix consist of the following:

          All right, title and interest of Middleby Marshall Inc. in, to and under that certain License Agreement dated September 24, 1981, between Stewart Systems, Inc. ("STEWART") and Enertex, Incorporated, relating to U.S. Patent Nos. 3,884,213 and 4,154,861, as assigned by Assignment of License Rights dated December 22, 1983, between Stewart and Middleby Marshall Oven Company, Inc., and as amended by Amendment No. 1 to License Agreement effective October 1, 1989, between Middleby Marshall Inc. and Patentsmith II, Inc., as the same may be further amended from time to time; and

          Sublicense and Settlement Agreement dated October 31, 1989, between Lincoln Foodservice Products, Inc. and Middleby Marshall Inc., relating to certain patent rights of Patentsmith II.

B.   PURCHASE PRICE; CONDITIONS PRECEDENT; ADVANCES.

     1.   PURCHASE PRICE.

          (a) "PURCHASE PRICE" with respect to the Units to be leased under the Lease Agreement is the Purchase Price set forth in the Schedule (as hereinafter described), which Purchase Price shall in no event exceed $10,200,000.

          (b) Subject to paragraph B.2, Lessor shall pay the Purchase Price directly to Lessee in immediately available funds on the Delivery Date of the Units.

     2. The obligation of Lessor to pay the Purchase Price with respect to the Units is subject to satisfaction of Lessor of each of the following conditions precedent:

          (a) Lessee shall have executed and delivered to Lessor the Assignment as required under Section 1.1 of the Lease Agreement, and delivered to Lessor a copy of a notice of such Assignment which was delivered to Lincoln;

          (b) the execution and delivery of a Lease Schedule and Acceptance Certificate in the form of EXHIBIT B hereto (the "SCHEDULE"), which Schedule shall set forth, among other things, the Delivery Date, the Purchase Price, the schedule of the installments of Base Rent and the Early Buy-Out Option;

          (c) the Delivery Date of the Unit shall be during the Utilization Period set forth below;

          (d) there shall exist no Event of Default nor any event which, with notice or lapse of time or both, would become an Event of Default (a "DEFAULT");

          (e) no material adverse change in the financial condition of Lessee or The Middleby Corporation ( "MIDDLEBY") shall have occurred since the date hereof;

          (f) delivery to Lessor, at Lessee's sole expense, of the following, in each case in form and substance satisfactory to Lessor:

                (i) an opinion of counsel to Lessee and Middleby;

               (ii) evidence of Lessee's authority to enter into and perform its obligations under the Lease and the Assignment, and of the incumbency of corporate officers or identity of individuals authorized to execute and deliver the Lease and the Assignment and any other agreement or document required thereunder, including specimen signatures of such persons;

              (iii) UCC financing statements executed by Lessee together with, at Lessor's option, certificates of filing officers as to the nonexistence of any prior UCC filings and evidence satisfactory to Lessor that each Unit is free and clear of all claims, liens, security interests and encumbrances, other than those to be released by Sanwa Business Credit Corporation and, pursuant to the written direction of The Northwestern Mutual Life Insurance Company, First Security Bank of Utah, National Association, as security trustee;

               (iv) a support agreement, in substantially the form of Exhibit C hereto (the "SUPPORT AGREEMENT") duly executed and delivered by Middleby to Lessor;

                (v) an appraisal of the Units, satisfactory to Lessor, by
                    Accuval Associates, Incorporated; and

               (vi) any other documents specified in this Appendix and such other documents as Lessor may reasonably request.

C.   BASE TERM.

     Rent for each Unit will accrue under the Lease during its Base Term.
The "BASE TERM" for each Unit will begin on, and include, its Base Date and continue for the number of months specified in the Schedule. The "BASE DATE" for each Unit will be the first of the month during or immediately following the month in which the Delivery Date occurs, as specified in the Schedule.

D.   UTILIZATION PERIOD.

     The Delivery Date for the Units leased hereunder must occur between the date of this Appendix and December 31, 1997, inclusive, which date may be extended by Lessor by written notice to Lessee (the "UTILIZATION PERIOD").

E.   RENT.

     BASE RENT.  The Base Rent for each Unit shall be established on the date
on which Lessor    pays the Purchase Price to Lessee and shall be set forth
in the Schedule.

     Lessee shall pay Lessor rent ("BASE RENT") for the Units during the Base Term in the amounts and on the dates set forth in the Schedule.

F.   LATE PAYMENT CHARGES.

     The interest rate on late payments shall be 16% per annum computed daily on the basis of a 360-day year and actual days elapsed which results in more interest than if a 365-day year is used.

G.   INCOME TAX INDEMNITY.

     1. DEFINITION OF LOSS. For all Federal, state and local income tax purposes, if due to any Lessee Act (as defined below):

          (a) DEPRECIATION. Lessor is not entitled to the depreciation deductions (the "Depreciation Deductions") for each Unit as provided by Proposed Treasury Regulation Section 1.167-14(c)(4), promulgated under
     Section 167(f) of the Internal Revenue Code of 1986, as amended (the "Code") based on (i) a basis for depreciation equal to $9,200,000, (ii) use of the straight-line method as provided in Proposed Treasury Regulation
     Section 1.167-14(c)(4), (iii) a remaining useful life of ten years, (iv) a salvage value equal to zero and (v) depreciation begins on the first day of the month in which a Unit is acquired;

          (b) INCLUSIONS. Lessor is required to include in gross income (an "Inclusion") any amount with respect to the Lease other than (i) Base Rent and rent payable with respect to any extension of the term of the Lease,
     (ii) any amounts payable with respect to an election to purchase the Units,
     (iii) any amounts payable as interest on overdue payments, and (iv) the amount of any indemnity payment; in each case at the time and in the amount each such payment accrues under the terms of the Lease; or

          (c) FOREIGN TAX CREDITS. Lessor's federal income tax liability is increased as a result of a reduction in the foreign tax credits available for utilization by Lessor;

     (any of the foregoing being a "Loss"), then, except as provided in paragraph 6, Lessee shall indemnify Lessor with respect to such Loss by making payments in the amounts and at the times specified herein. Any Loss suffered for federal income tax purposes will be deemed to give rise to a corresponding loss for state and local income tax purposes, and no Loss will be considered suffered for state and local income tax purposes unless there is a corresponding Loss for federal income tax purposes.

     2. DEFINITION OF LESSEE ACT. A "Lessee Act" means any act or failure to act by Lessee, any assignee or sublessee of Lessee, any user of the Units or any affiliate of any of the foregoing or, without regard to any act or failure to act by any person, any representation or warranty by Lessee in paragraph 3 below shall prove to be incorrect or misleading or a breach of any warranty or agreement by Lessee in paragraph 3 below, in each case other than as a result of (A) an act or failure to act required by the Lease, (B) the exercise of any purchase or renewal option under the Lease; or (C) the making of any non-severable improvement permitted by Revenue Procedure 79-48.

     3.   LESSEE'S TAX REPRESENTATIONS.

          (a) All factual information supplied by Lessee, its affiliates or agents to Lessor and relied upon by Lessor and any appraiser reporting to Lessor with respect to the Units was, in all material respects, complete and accurate at the time given (provided that with respect to any projections given to any appraiser, such information was, in all material respects, to the best of Lessee's knowledge and information, complete and accurate), and Lessee shall notify Lessor and any such appraiser of any material change in the accuracy or completeness of such information before the Delivery Date.

          (b) On the Delivery Date, the Units being delivered will not require additions or modifications to make them suitable for their intended use.

          (c) As a result of the Assignment, Lessor will be treated as the owner for all federal, state and local income tax purposes, of each Unit.

          (d) For all purposes, Lessee (i) intends the Lease to be and will treat the Lease as a "true lease" for federal income tax purposes, (ii) will take no position inconsistent with ownership of the Units by Lessor, and (iii) will not claim any depreciation deductions with respect to the Units.

          (e) The Units are eligible for straight line depreciation by Lessor under Section 167(f) of the Code over a period of ten years.

          (f) In any taxable year of Lessor, no deductions or losses arising from the lease financing transaction will arise from sources without the United States under either Section 862 or Section 863 of the Code and the Treasury Regulations promulgated thereunder.

          (g)  Each Unit will be placed in service by Lessor on the Delivery
     Date.

          (h) Due to various factors and considerations that Lessee will evaluate in determining whether to exercise the options provided in Sections H and I, there is no certainty, as of the date hereof, that either option will be exercised by Lessee or a member of the Lessee Group (as defined below).

          (i) No part of the cost of the Units has been or will be furnished by Lessee, a shareholder of Lessee or any party related to Lessee, within the meaning of Section 318 of the Internal Revenue Code of 1986, as amended (collectively, the "LESSEE GROUP").

          (j) No member of the Lessee Group has or will loan to Lessor any of the funds necessary to acquire the Units or guarantee any indebtedness created in connection with the acquisition of the Units by Lessor.

          (k) No member of the Lessee Group will make any improvements to the Units, except in conformance with Rev. Proc. 79-48.

          (l) Other than as expressly provided in Sections H and I, Lessee has no option to purchase any Unit from Lessor.

     4.   (a)   LESSEE'S PAYMENTS.  If a Loss occurs, Lessee shall pay Lessor an amount which, after reduction by the net amount of all additional taxes payable by Lessor in respect of the receipt or accrual of such amount under the laws of the United States and California (the amount of such taxes to be computed assuming Lessor is subject to the highest marginal Federal and California statutory rate for income or franchise taxes then generally applicable to corporations), is equal to the sum of (i) the net additional Federal income taxes payable by Lessor as a result of such Loss, plus (ii) any interest, penalties or additions to tax payable by Lessor as a result of such Loss, such sum to be determined (A) in the case of a loss of a Depreciation Deduction, by assuming that Lessor's combined marginal federal, state and local income tax rate will be 40.2%, (B) in the case of an Inclusion, by assuming Lessor is subject to the highest marginal Federal and California statutory rate for income or franchise taxes then generally applicable to corporations and (C) in the case of a loss of foreign tax credits, by assuming Lessor can fully and currently utilize all available credits for foreign taxes to reduce its federal income tax liability.

     (b) LESSOR'S PAYMENTS. Lessor shall pay Lessee an amount equal to the sum of (i) the net reduction in Federal income taxes, if any, realized by Lessor attributable to any Loss or circumstances resulting in a Loss, such sum to be determined utilizing the rates set forth in paragraph 4(a)(A) or
(B) as applicable and (ii) the net amount of any additional reduction in Federal and California income and franchise taxes, if any, realized by Lessor as a result of any payment pursuant to this sentence. However, the aggregate amount paid by Lessor to Lessee hereunder with respect to any Loss shall not exceed the aggregate amount paid by Lessee to Lessor with respect to such Loss.

     5. (a) TIME OF LESSEE'S PAYMENTS. Any amount payable to Lessor shall be paid within 30 days after written notice to Lessee by Lessor that a Loss has occurred (which notice shall describe the Loss in reasonable detail and set forth the computation of the amount payable). The time at which a Loss occurs shall be deemed to be the date the additional Federal income taxes resulting from the Loss would become due under the assumptions set forth in paragraph 7.

     (b) TIME OF LESSOR'S PAYMENTS. Any amount payable to Lessee shall be paid within 30 days after the date on which Lessor would realize the reduction in Federal income tax under the assumptions set forth in paragraph 7, and shall be accompanied by a written statement describing the computation of the amount so payable as determined by Lessor.

     6. EXCLUSIONS. Notwithstanding any Lessee Act that is a cause of a loss of a tax benefit described above, Lessee shall not be required to make any payment hereunder in respect thereof if such loss of tax benefit is primarily caused by any of the following:

          (a) the failure of Lessor to have sufficient taxable income to benefit from the depreciation deductions described in paragraph 1 (if, absent such failure, the benefit of such deductions would have been realized);

          (b) the failure of Lessor to claim timely or properly any tax benefit or treatment referred to in paragraph 1 in a tax return of Lessor, unless such failure is based on a good faith determination of Lessor that it is not entitled to claim such tax benefit or treatment;

          (c) a voluntary disposition by Lessor of all or any part of its interest in a Unit before any default by Lessee;

          (d) any event giving rise to a payment of an amount determined by reference thereto, but only if such payment is made in full; or

          (e) a foreclosure of a lien on any Unit by any person holding such lien through Lessor which foreclosure results solely from an act of Lessor.

     7. COMPUTATIONS. Whenever it may be necessary to determine (i) whether there has been a Loss or (ii) the amount of any payment required to be made hereunder by either Lessee or Lessor, such determination shall be made assuming (A) Lessor could fully benefit from any deductions and would suffer the full detriment of any additional income, (B) Lessor pays its annual federal income and state and local franchise or income taxes on quarterly estimated payment dates in accordance with the following schedule:
25% of the total income taxes for each year is paid on each April 15, June 15, September 15 and December 15 of the year with respect to which such taxes are imposed ("ESTIMATED TAX PAYMENT DATES") and (C) Lessor will compute its taxable income under the accrual method of accounting.

     8. CONTEST. (a) Lessor shall have no obligation to contest any disallowance or adjustment or other action that may result in a Loss unless:
(i) Lessor receives a written notification by any taxing authority of a proposed disallowance or adjustment (a "DISALLOWANCE"), (ii) Lessee requests Lessor to contest the Disallowance within 15 days after Lessor has notified Lessee thereof and within 30 days thereafter delivers to Lessor an opinion of tax counsel satisfactory to Lessor that Lessor should prevail in the contest,
(iii) Lessee promptly pays the amount required under paragraph 2 if Lessor elects to pay the tax and sue for a refund, (iv) the amount at issue in such contest exceeds $100,000, and (v) Lessee fully indemnifies Lessor for the tax and for all costs and expenses incurred by Lessor in connection with such contest including allocated time charges of internal counsel for Lessor and any other attorney's fees and expenses, and promptly reimburses Lessor for all such costs and expenses as incurred.

     (b) Lessor shall have full control over any contest, provided that Lessee shall be entitled to participate in such contest at its own expense.

     9. SURVIVAL. All of Lessor's rights and privileges arising from the indemnities contained herein shall survive the expiration or other termination of this Lease.

     10. LESSOR. For purposes of this Income Tax Indemnity, "Lessor" shall include any affiliated group (within the meaning of Section 1504 of the Code) of which Lessor is or becomes a member for any year in which a consolidated income tax return is filed for such affiliated group.

H.   EARLY BUY-OUT OPTION.

     On the third anniversary of the Base Date, so long as no Event of Default has occurred and is continuing, Lessee may, by providing at least six months' prior written notice to Lessor, have a one-time option to purchase all, but not less than all, the Units for an amount equal to the EBO Amount set forth in the Schedule.

I.   PURCHASE AND RENEWAL OPTIONS.

     1. Lessee will have no right to renew or extend the Lease. If no Event of Default exists, Lessee may, by notice delivered to Lessor not more than nine months and not less than six months before the end of the term of this Lease with respect to any Unit, elect to purchase at the end of such term all Units for which this Lease is then expiring for a purchase price equal to the then "Fair Market Value" of such Units.

     2. Fair Market Value of the Units shall be the value that would be obtained in an arm's length transaction between an informed and willing buyer (other than a buyer currently in possession) and an informed and willing seller under no compulsion to sell, assuming the Unit's present use and location and that it is in the condition required hereunder. If the purchase option is exercised and if, four months before the end of the term of this Lease with respect to the Units, Lessor and Lessee have not agreed upon the Fair Market Value of the Units, upon application of either party an appraiser shall be appointed by the American Arbitration Association and instructed to determine the Fair Market Value of the Units within 30 days after appointment and promptly communicate such determination in writing to Lessor and Lessee. The determination so made shall be conclusively binding upon Lessor and Lessee. The expenses and fees of the appraiser shall be home by Lessee.

     3. Upon payment of the purchase price, Lessor shall execute and deliver to Lessee an assignment (without representations or warranties except that such Units are free and clear of all claims, liens, security interests and other encumbrances by or in favor of any person claiming by, through or under Lessor) for the relevant Units, and Lessor shall execute such further documents, and take such further actions, as are reasonably requested by Lessee to effectuate such purchase and assignment.

J.   FINANCIAL AND OTHER COVENANTS.

     Lessee shall at all times (all computations and definitions being determined in accordance with generally accepted accounting principles ("GAAP")):

     1. TANGIBLE NET WORTH. Lessee shall at all times maintain Tangible Net Worth of not less than the Minimum Required Amount. For the purposes hereof, the Minimum Required Amount shall be $29,000,000 through December 31, 1998, and on January 1 of each year (commencing January 1, 1999), the Minimum Required Amount as in effect on the immediately preceding December 31 shall be increased by an amount equal to 50% of cumulative Net Income for each year (commencing with the year ended December 3 1, 1998), with a negative Net Income for any year to result in no adjustments to the Minimum Required Amount.

     For purposes hereof, "NET INCOME" for any period shall mean the gross revenues from any source of Lessee for such period less all expenses and other proper charges, determined in accordance with GAAP, but excluding in any event: (i) any gains or losses on the sale or other disposition or loss to or destruction of investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;
(ii) earnings resulting from any reappraisal, revaluation or write-up of assets, other than revaluations of foreign currency; and (iii) any gain resulting from the acquisition of any equity securities of Lessee; and "TANGIBLE NET WORTH" shall mean the excess of total assets of Lessee over total liabilities and reserves of Lessee, total assets and total liabilities and reserves each to be determined in accordance with GAAP excluding, however, from the determination of total assets, all assets which would be classified as intangible assets under GAAP including, without limitation, goodwill, patents, trademarks, trade names, copyrights, franchises and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs and deferred research and development expenses) and excluding the write-up of assets above cost and also excluding the effect of gains or losses of the type described in clause (i) of the definition of the term "NET INCOME."

     2. RATIO OF INDEBTEDNESS TO EBITDA. Lessee shall at all times maintain the ratio of Indebtedness to EBITDA at levels not greater than 3.50 to 1.0. For purposes of testing compliance with this covenant, the term "INDEBTEDNESS" shall include the present value of all capital lease obligations of Lessee, determined as of any date the ratio is to be tested.

     For purposes of testing compliance with this covenant, the term "EBITDA" means Net Income plus, without duplication and to the extent deducted in determining such Net Income, interest, depreciation and amortization expense plus income taxes paid, all determined in accordance with a first-in, first-out basis of accounting; "INDEBTEDNESS" shall mean and include all (i) obligations of Lessee for borrowed money or which have been incurred in connection with the acquisition of property other than current accounts payable, (ii) obligations secured by any lien or other charge upon Property owned by Lessee, even though Lessee has not assumed or become liable for the payment of such obligations, (iii) noncontingent obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by Lessee, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (iv) obligations (other than obligations under any lease which is not a capitalized lease and obligations in an amount equal to the demand component of any contract providing for usual and customary utility services, including gas, water, electricity and wastewater treatment services) to purchase any property or to obtain the services of another person if the contract requires that payment for such property or services be made regardless of whether such property is delivered or such services are performed, except that no obligation shall constitute Indebtedness solely because the contract provides for liquidated damages or reimbursement of expenses following cancellation,
(v) capitalized rentals, (vi) obligations in respect of letters of credit but only to the extent that such letters of credit do not support an obligation of Lessee already included in Indebtedness and (vii) all guaranties by Lessee of obligations of the type described in the foregoing clauses (i) through
(vi).

     3. FIXED CHARGE COVERAGE RATIO. For the period of four consecutive fiscal quarters ending January 3, 1998, Lessee shall maintain a Fixed Charge Coverage Ratio of not less than 1.0 to 1.0, and for each period of four consecutive fiscal quarters ending at the end of each fiscal year thereafter, Lessee shall maintain a Fixed Coverage Ratio of not less than 1.25 to 1.0. For purposes of this covenant, the phrase "FIXED CHARGE COVERAGE RATIO" means the ratio of the sum of Net Income before payment of income taxes plus depreciation, amortization, interest expense and lease expense over the sum of current maturities of long term debt, including current capital lease payments, plus interest expense, plus lease expense, plus shareholder dividends or distributions paid.

     4. Lessee shall not be a party to any merger or consolidation unless Lessee is the surviving corporation, and Lessee shall not sell, transfer, lease or otherwise dispose of any of its property, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable or lease any property theretofore owned by Lessee in an aggregate amount in excess of 5% of total assets of Lessee in any fiscal year of Lessee.

     5. FINANCIAL REPORTING. Lessee shall maintain a standard system of accounting in accordance with GAAP and will furnish to Lessor such information respecting the business and financial condition of Middleby and Lessee as may be reasonably requested by Lessor; and without any request Lessee shall furnish to Lessor:

          (a) within 90 days after the end of each fiscal year of Middleby, a copy of Middleby's Form 10-K Report filed with the Securities and Exchange Commission ("SEC"), including a copy of the annual report of Middleby and its consolidated subsidiaries for such year with accompanying financial statements, prepared by Middleby and certified by Arthur Andersen or any other independent public accountants of recognized national standing selected by Lessee, in accordance with GAAP;

          (b) within 90 days after the end of each fiscal year of Lessee, a copy of the annual financial statements of Lessee for such year, including the related consolidated statements of income and of cash flows of Lessee for such year;

          (c) Upon the request of Lessor, not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of Lessee, the unaudited balance sheet of Lessee as at the end of such quarter and the related unaudited financial statements of Lessee, including statements of income and of cash flows of Lessee, for such quarter and the portion of the fiscal year through the end of such quarter, prepared in accordance with GAAP (except for the absence of notes and normal year-end adjustments); and

          (d) Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which Middleby sends to its shareholders, and copies of all other regular, periodic and special reports and all registration statements which Middleby files with the SEC or any successor thereto, or with any national securities exchange.

     Each of the financial statements furnished to Lessor pursuant to subsection (b) and (c) of this Paragraph J.5 shall be accompanied by a written certificate signed by the chief financial officer of Lessee to the effect that to the best of the knowledge and belief of the signer thereof no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by Lessee to remedy the same. In the event Middleby is no longer required to file Form 10-K Reports with the SEC, Lessee will nevertheless furnish Lessor at the time hereinabove set forth all the financial and other information that would have comprised such filings.

K.   SUBLEASES.

     Notwithstanding Section 4.1 of the Lease Agreement, while no Event of Default exists, Lessee may sublease the Units if each sublease and sublessee is acceptable to Lessor and each sublessee executes and delivers to Lessor an Acknowledgment in form and substance satisfactory to Lessor. Any sublease shall be expressly subject and subordinate to the Lease and shall not relieve Lessee of its obligations under the Lease. Lessee shall not sell, assign, transfer (except to Lessor) or otherwise create, incur or suffer to be created, incurred or to exist any lien, claim, security interest or encumbrance (except in favor of Lessor) of any kind of its rights under any sublease.

     The parties hereto have executed this Appendix as of the day and year first above written.

BA LEASING & CAPITAL CORPORATION       MIDDLEBY MARSHAL INC.

By /s/ John A. Armstrong                By /s/ David B. Baker
   -----------------------------           -------------------------------
Title Vice President                    Title Assistant Treasurer

Address:                               Address:

555 California Street                  2850 West Golf Road
Fourth Floor                           Suite 405
San Francisco, CA 94104                Rolling Meadows, IL   60008
Attn: Contract Administration          Attn: Chief Financial Officer
Telephone No.: 415/765-7427            Telephone No.: 847/758-3884
Telecopier No.: 415/765-7373           Telecopier No.: 847758-0595